Exhibit 10.(i)



                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of the 25th day of January, 2000, by and between New Generation Plastic, Inc., a Delaware corporation ("NGP") and Paul Hokfelt (the "Executive");

                               W I T N E S S E T H

         WHEREAS, NGP proposes to employ the Executive in the operations of NGP and NGP is desirous of affording Executive incentives in connection therewith;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, NGP and Executive hereby agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

         Section 1.1. Employment. NGP hereby employs the Executive as Chief Executive Officer of NGP to perform such duties and discharge such functions in and about the business and affairs of NGP and the Affiliated Corporations as the board of directors of NGP may from time to time determine. Executive agrees, during the term hereof, to diligently and in good faith perform and discharge such duties and functions and Executive shall devote all of his working time, energy and ability exclusively to the performance of his duties hereunder. During the term hereof, Executive shall not directly or indirectly engage or participate in the operations or management of, or render any services to, any other businesses or enterprises.

         Section 1.2. Basic Compensation. NGP agrees to pay Executive an initial base annual salary of 240,000 CHF through the December 31, 1999 and for the balance of the term of this Agreement an increased amount as may be mutually agreed to by the parties from time to time. Basic compensation payable under this Section 1.2 shall be payable monthly in accordance with such practices and procedures that are generally applicable to other employees of NGP. In consideration of the Executive giving notice to his current employer, NGP has prior to the date of such notice caused a bank draft to be delivered to the Executive in the amount of US$100,000 (the "Security Amount"). The Security Amount is intended to be a prepayment of the first six (6) months of: (i) the base annual salary payable under this Section 1.2 and the fringe benefits afforded under Section 1.4, provided that if the Executive's employment hereunder does not extend beyond said six (6) month period the Executive is under no obligation to return any of the Security Amount. In view of the foregoing, the next monthly payment of base annual salary shall be paid in the seventh month of the Executive's employment.

         Section 1.3. Expense Reimbursement. NGP shall reimburse reasonable and necessary out-of-pocket business expenses, such as travel, lodging, long distance telephone calls and the like, consistent with the policies that may promulgated from time to time for NGP's senior executives upon submission by Executive of appropriate receipts therefor. Notwithstanding the foregoing, NGP shall reimburse the Executive for his reasonable moving expenses from his current principal residence to a new principal residence in Switzerland.

         Section 1.4. Fringe Benefits. While Executive is in the employ of NGP, NGP agrees to provide to Executive those benefits generally provided to all salaried employees of NGP (with the exception of life insurance benefits), and in addition NGP shall provide the Executive with private health insurance coverage for he and his family in Switzerland, long term disability coverage and at least $1,500,000 coverage under an individual life insurance policy or policies. NGP acknowledges the Executives desire to continue his private pension arrangements in the United Kingdom and agrees that the complimentary portion of his pension benefits may be paid into that plan. Such benefits shall include payment by NGP on behalf of the Executive of leased car expenses plus payment of insurance, maintenance, cost of repairs and gas as are mutually agreed by the parties. Such additional car expense payment will be made on a monthly basis, unless NGP and the Executive otherwise agree.

         NGP intends to adopt a Stock Option Plan (the "Option Plan") for selected employees, directors and consultants of NGP and the Affiliated Corporations. An award under the Option Plan, when adopted, will be extended to the Executive in an amount commensurate with his position as Chief Executive Officer and shall be in addition to the basic compensation and bonus payable under Sections 1.2 and 1.6 hereof, respectively. Further, it is the intention of the Company and the Board of Directors that the Executive be afforded the opportunity, based on specific performance goals to be determined by the Board of Directors and the Executive, to be awarded options under the Option Plan to purchase stock constituting up to 4% of the total equity of the Company on a fully diluted basis.

         Section 1.5. Severance. If NGP terminates the employment of the Executive without Cause at any time during the Initial Term (as defined herein) or any Renewal Term, NGP shall continue to pay to the Executive: (1) basic compensation as set forth in Section 1.2 hereof for the remainder of the Initial Term or Renewal Term as the case may be or until the Executive's earlier death or Disability (as defined herein), (2) notwithstanding any contrary provision contained in any formal written bonus plan which may be adopted by the Board of Directors, any bonus thereunder shall be pro-rated to the date of termination, and (3) the Fringe Benefits described in 1.4 above for the remainder of the term of this Agreement or until the Executive's earlier death. Items 1, 2 and 3 above are collectively referred to as "Severance". Also, should the Executive become Disabled during a period when he is entitled to receive the Severance described in paragraph (1) above (basic compensation) and he is covered by a long-term disability plan of NGP or an Affiliated Corporation and determined to be entitled to coverage under such plan, then and in that event he will receive disability payments under that plan in lieu of any further payments under paragraph (1) above. It is agreed that any termination of employment by NGP is without prejudice to any other remedy to which NGP may be entitled, either by law, in equity or under this Agreement. The Severance described above shall represent liquidated damages and shall mitigate damages (if any), which may otherwise be payable to the Executive.

         NGP has the absolute right to terminate this Agreement, and the employment of the Executive hereunder, for Cause without any further obligation to the Executive in respect of the Severance to the Executive hereunder. For purposes of this Agreement, for Cause includes, but is not limited to any of the following:


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         (i)      Executive's material breach of the terms of this Agreement or any other material legal obligation to NGP or an Affiliated Corporation;

         (ii) Executive's fraud, dishonesty, gross negligence, willful misconduct or other deliberate action which causes injury to NGP or any of its Affiliated Corporations or to their respective reputations or which results in a material loss to NGP or an Affiliated Corporation; or an act of the Executive involving moral turpitude or a serious crime resulting in a conviction by a court or tribunal of competent jurisdiction or a plea of "nolo contendere"; or

         (iii) willful breach in the performance by Executive of his material duties hereunder resulting in demonstrable economic harm to NGP or an Affiliated Corporation and which Executive shall not have taken steps in good faith to cure within ninety (90) days after notice from the Board of Directors; provided, however, that it is understood and agreed that failure to meet the business plan of NGP alone or errors in judgment made by Executive in good faith shall not constitute Cause hereunder.

         The Executive shall not be entitled to Severance under this Section 1.5 if the employment of the Executive is terminated for any of the following reasons:

         (i)      the Executive terminates this Agreement at any time;

         (ii) death of the Executive; provided, however, that in the event of his death being the cause of his termination, the Executive's estate will receive the payments described in paragraph (2) (target bonus) of Section 1.5 above;

         (iii) the Disability of the Executive; provided, however, that in the event of his Disability being the cause of his termination, Executive will receive the items described in paragraphs (2)(target bonus) and (3)(Fringe Benefits) of
                  Section 1.5 above; or

         (iv)     the Executive is terminated for Cause as described above.

         Section 1.6. Bonus. NGP intends to adopt a formal written bonus program for certain of its executives including the Executive. Any awards under such written bonus program will be in addition to the basic compensation payable under Section 1.2 hereof. NGP reserves the absolute right to adopt, amend, replace or terminate, from time to time, any such written bonus program and to determine the extent of its application, all without any liability to the Executive. The bonus, if any, payable under this Section 1.6 shall be paid in accordance with the terms of the formal written bonus program, if any, adopted by NGP.

         Section 1.7. Term. It is the intention of the parties that the Executive's employment under this Agreement commence as soon as practicable after the execution hereof, however the parties have agreed that the Executive may begin employment within one hundred eighty (180) days after the date hereof. The term of this Agreement shall be deemed to commence on the date that the Executive is actually available to begin his employment (herein called the


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"Effective Date") and continue through the third anniversary of the Effective
Date (the "Initial Term"), provided, however, that Executive shall have the continuing option to immediately terminate the employment provided by this Agreement by giving one hundred eighty (180) days written notice thereof to NGP and NGP shall have the continuing option to immediately terminate the employment provided by Section 1.1 hereof by giving written notice thereof to Executive which notice may be effective immediately. Upon any such termination, all of the rights and obligations set forth in this Article I shall terminate provided, only, that NGP shall pay to Executive the Severance, if any, payable under
Section 1.5 hereof.

         Section 1.8. Renewal Term. Unless NGP shall notify the Executive in a writing received at least one hundred eighty (180) days prior to the end of the Initial Term indicating that NGP has elected not to extend the term of this Agreement, the term of this Agreement shall be automatically extended for one
(1) year. Thereafter, a successive Renewal Term shall automatically commence immediately after the expiration of each Renewal Term, unless NGP shall notify the Executive in a writing received at least one hundred eighty (180) days prior to the end of the then existing Renewal Term indicating that NGP has elected not to extend the term of this Agreement.

         Section 1.9  Change of Control.

         a. Change in Control or Ownership. Change in Control or Ownership means:

                  i. An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of NGP representing more than 50% of the combined voting power of NGP's securities then outstanding;

                  ii. A merger, consolidation or other reorganization of NGP, except where the resulting entity is controlled, direct or indirectly, by NGP;

                  iii. A merger, consolidation or other reorganization of NGP, except where shareholders of NGP immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of NGP's Board of Directors;

                  iv. A sale, exchange, transfer or other disposition of substantially all of the assets of NGP to another entity, except to an entity controlled, directly or indirectly, by NGP;

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                  v.       A sale, exchange, transfer or other disposition of
                           substantially all of the assets of NGP to another entity, or a corporate division involving NGP; or

                  vi. A contested proxy solicitation of NGP's shareholders that results in the contesting party obtaining the ability to cast 50% or more of the votes entitled to be cast in an election of directors of NGP.

         b. Resignation of Executive. If a Change in Control or Ownership shall occur and if thereafter, at any time, there shall be:

                  i. Any involuntary termination of the Executive's employment (other than for Cause, death or Disability);

                  ii. Any reduction in the Executive's title, responsibilities, including reporting responsibilities, or authority, including title, responsibilities or authority as it may be increased from time to time;

                  iii. The assignment to the Executive of duties inconsistent with the Executive's office immediately prior to a Change in Control or Ownership or as the same may be increased from time to time after a change in Control or Ownership;

                  iv. Any reassignment of the Executive to a location farther than a one hour commute by automobile from his primary workplace immediately prior to the Change in Control or Ownership;

                  v. Any reduction in the Executive's annual base salary in effect immediately prior to a Change in Control or Ownership or as the same may be increased from time to time after a Change in Control or Ownership;

                  vi. Any failure to continue the Executive's participation, on substantially similar terms, in any of the incentive compensation or bonus plans of NGP or an affiliate in which the Executive participated at the time of the Change in Control or Ownership or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of these plans;

                  vii. Any failure to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of NGP or an affiliate in which the Executive participated immediately prior to a Change in Control or Ownership, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control or Ownership, unless this reduction relates to a reduction in benefits applicable to all employees generally;

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                  viii.    Any requirement that the Executive travel in
                           performance of his duties on behalf of NGP or an affiliate for a greater period of time during any year than was required of the Executive during the year preceding the year in which the Change in Control or Ownership occurred;

                  ix. Any failure of NGP's Board of Directors to nominate the Executive for election as a member of NGP's Board of Directors, as the case may be, at the expiration of the Executive's then existing term;

                  x. Any sustained pattern of interruption or disruption of the Executive for matters substantially unrelated to the Executive's performance of the Executive's duties on behalf of NGP or an affiliate; or

                  xi. Any breach of this Agreement of any nature whatsoever on the part of NGP;

then, at the option of the Executive, exercisable by the Executive within one hundred eighty (180) days of the occurrence of each and every of the foregoing events, the Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing (the "Notice of Termination") to NGP, and the Continuing Compensation and Benefits' provisions of this Agreement shall apply.

         c.       Continuing Compensation and Benefits.

                  i. (a) If, at the time of termination of the Executive's employment in accordance with Section 1.9(b) hereof, a Tax Change has also occurred, NGP shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount ("X") determined pursuant to the following formula: X=(2.99A - B) x (1+C). For the purpose of the foregoing formula,

                           A = The Executive's base amount (determined pursuant to Internal Revenue Code Section 280G(b)(3)(A)) on the date of the Tax Change;

                           B = The present value of all other amounts which qualify as parachute payments under Internal Revenue Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code
                                 Section 280G(b)(2)(A)(ii)), such present value to be determined pursuant to the provisions of Internal Revenue Code Section 280G; and

                           C =   120% times 0.5 times the lowest of the
                                 semiannual applicable federal rates (determined pursuant to Internal Revenue Code Section 1274(d)) in effect on the date of the Tax Change.


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                           Notwithstanding the foregoing or any other provision
                           of this Agreement to the contrary, if the amount determined under "B" above equals or exceeds 2.99 times the amount determined under "A" above, no payment shall be made to the Executive under this Section.

                           (b) If, at the time of termination of the Executive's employment in accordance with Section 1.9(b) hereof, a Tax Change has not occurred, NGP shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount equal to (A) 2.99 times the lesser of (I) the Executive's base amount determined pursuant to the principles set forth in the regulations promulgated under Code Section 280G(b)(3)(A) and as though a Tax Change has occurred on the date of the Executive's termination of employment and (II) the Executive's base amount so determined but as though a Tax Change will occur in the calendar year following the date of the Executive's termination of employment, minus (B) any other amount paid or payable within thirty (30) days following the Executive's termination of employment which would constitute (or be presumed to constitute) parachute payments under Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code
                           Section 280G(b)(2)(A)(ii)) if a Tax Change had occurred on the date of such termination of employment.

                  ii. The Executive shall not be required to mitigate the amount of any payment provided for in Section 1.9(c)(i) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 1.9(c)(i) be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as otherwise provided therein.

                  iii. Upon written request of the Executive, NGP's obligation to make the payment under this Section shall be secured in total (i) by a standby letter of credit obtained by NGP from a recognized financial institution the long-term obligations of which are rated, on the date of the request, investment grade or better by Standard & Poor's Corporation or Moody's Investors Service, Inc. or (ii) by other security as the Executive shall approve, obtained within ten (10) days of the Executive's written request following a Change in Control or Ownership.

                  iv. NGP shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and expenses included in connection with


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                           an arbitration or in other litigation or appeal)
                           incurred by the Executive as a result of (i)(a) his delivery of a Notice of Termination or (i)(b) his seeking to obtain or enforce any right or benefit provided by this Agreement.


         Section 1.10 Place of Employment. The performance of Executive's duties hereunder will require travel and will include involvement with businesses and projects away from home.


                                   ARTICLE II
                   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                              AND NON-COMPETITION.

         Section 2.1 Non-Disclosure of Confidential Information. (a) The Executive acknowledges that it is the policy of NGP to maintain as secret and confidential all information heretofore or hereafter acquired, developed or used by NGP or any Affiliated Corporation relating to its business, operations, employees and customers (all such information is hereinafter referred to as "Confidential Information"). The parties hereto recognize that the Executive's services are special and unique, and that by reason of the employment the Executive has acquired and will acquire Confidential Information. Confidential Information shall not include any information which (1) is or becomes generally available to the public other than as a result of a disclosure by Executive, (2) is in the possession of Executive prior to the date of rendering any services to NGP and was not received directly or indirectly from NGP, or (3) is independently developed by Executive without the use of information received directly or indirectly from NGP or revealed pursuant to this Agreement. Executive recognizes that all such Confidential Information is the property of NGP.

         (b) In consideration of the Executive's employment by NGP pursuant to this Agreement, the Executive agrees that:

                  (1) except as required by the duties of his employment, without the prior written consent of NGP, the Executive shall never, directly or indirectly, either during or after the term of this Agreement, use, publish, disseminate or otherwise disclose in any manner any Confidential Information obtained during his employment with NGP or any Affiliated Corporation; and

                  (2) both during and after the term of this Agreement , the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, memoranda, manuals, trade secrets or other documents and materials of NGP and any Affiliated Corporation which embody any Confidential Information, and upon either the termination of the Executive's employment or expiration of the term of this Agreement, the Executive shall return to NGP all such documents or materials, including any computer encoded material (and copies thereof) which are in the possession or


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                  under the control of the Executive. The Executive agrees that the provisions of this Section 2.1 are reasonably necessary to protect the proprietary rights of NGP in the Confidential Information and its trade secrets, good will and reputation;

provided, however, the foregoing shall not prevent Executive from responding to a valid subpoena of a governmental agency or to a valid court order or as otherwise required by law.

         2.2 Non-Competition. Executive hereby covenants that, for a period of twelve months next following the date of termination of his employment (except if such termination occurs as a result of the expiration of the Initial Term or a renewal term thereof), Executive shall not be engaged or interested (whether as a proprietor, partner with another, shareholder, agent or consultant of, employee of or lender to, another) in any business which competes, directly or indirectly, with the businesses of NGP or any business of an Affiliated Corporation; provided that if the employment of Executive is terminated by NGP without Cause, the foregoing covenant shall not apply (without affecting the obligations hereinafter contained in this Section 2.1 in respect of disclosures or solicitations by Executive) unless the Executive shall have been paid Severance pursuant to Section 1.5 hereof, in which event the covenant period shall continue for the period that Severance is paid.

         For a period of one year following the date of termination of his employment, Executive agrees not to offer employment to, not to initiate discussions of the nature of any prospective employment opportunities with, and not to otherwise solicit any director, officer or employee of NGP or any Affiliated Corporation (or any person who was an employee of NGP or any Affiliated Corporation within 180 days of the date of Executive's termination of employment) on his own behalf, on behalf of any employer of the Executive, on behalf of any entity with which the Executive is acting as a consultant or with which the Executive is then otherwise affiliated.

         The provisions of this Article II shall survive the termination of the employment hereunder or expiration of the term of this Agreement.

         2.3 NGP's Right to Injunctive Relief. The Executive acknowledges that his services are of a unique character which gives them a special value to NGP. The Executive further acknowledges that any breach or threatened breach by the Executive of any of the provisions of this Article II will result in irreparable and continued harm to NGP and its Affiliated Corporations for which NGP and its Affiliated Corporations would have no adequate remedy at law. Therefore, in addition to any other remedy which NGP may have at law or in equity, NGP shall be entitled to injunctive relief or other equitable remedies in the event of any such breach or threatened breach. The provisions of this Article II shall survive the termination of the Employment or the expiration of the term of this Agreement.

         2.4 Invalidity of Covenants. The parties acknowledge that the laws and public policies of the State of Delaware and various other states of the United States may differ as to the validity and enforceability of the covenants contained in this Article II. It is the intention of the parties that activities of the Executive be restricted only to the extent necessary for the protection of legitimate business interests of NGP, that the provisions of this Agreement


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shall, to the fullest extent permissible under law and public policy, be enforced by the courts and construed under the laws of the State of Delaware, and that any part of Article II adjudicated to be invalid or unenforceable shall not affect the validity or enforceability of any other part of Article II or this Agreement. Accordingly, if any part of Article II shall be adjudicated to be invalid or unenforceable in any action or proceeding in which the Executive, or the Executive's heirs, executors or administrators and NGP, its successors or assigns, are parties, either in its entirety or as modified as to duration, territory or otherwise, then such part shall be deemed to be amended so as to be enforceable or, if required, deleted from this Agreement, as the case may be, in order to render the remainder of Article II valid and enforceable.


                                   ARTICLE III
                       DEFINITIONS AND GENERAL PROVISIONS

         Section 3.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         Affiliated Corporation: "Affiliate Corporation" or "Affiliate" shall mean any corporation or other entity, that directly or indirectly, through one or more intermediaries, is controlled by NGP.

         Disability: Disability shall mean Total Disability as defined in the NGP long-term disability plan which currently provides that "Total Disability" means "the inability of the Participant to perform the normal duties of his or her regular occupation, except that if benefits have been paid for twenty-four (24) months of any continuous disability, then for the balance of the period of disability after such twenty-four (24) months, the inability of the Participant to perform any and every duty of any gainful occupation for which he or she is reasonably fitted by training, education, or experience", or as defined by any substitute plan which provides long-term disability coverage for the Executive, or in the event that the executive is not covered by such a plan, Disability shall mean: the physical or mental incapacity of Executive for a period of more than one hundred twenty (120) consecutive days, the determination of which by the board of directors of NGP shall be conclusive on the parties hereto.

         Parent: Any person, corporation or other entity which holds in excess of 50% of the issued and outstanding equity securities of NGP.

         Section 3.2. Withholding Taxes. NGP may withhold from any payment to be made under this Agreement (and transmit to the proper taxing authority) such amount as it may be required to withhold under any applicable law.




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         Section 3.3. Administration. The Board of Directors and NGP's executive officers, except the Executive, shall have full power to interpret, construe and administer this Agreement, including authority to determine any dispute or claim with respect thereto. The determination of NGP in any matter, made in good faith, shall be binding and conclusive upon Executive and all other persons having any right or benefit hereunder.

         Section 3.4. Notices. All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, an executive officer of any corporate party, or on the first day after the date of deposit with Federal Express or other overnight courier for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours, provided that the recipient has specifically acknowledged by telephone receipt of such telecopy, fax or telephonic transmission; addressed, in all cases, to the party at his or its address set forth below, such other address as such party may hereafter designate by written notice to the other party:

         (i)      If to NGP to:

                           Mr. Jacques Mot
                           New Generation Plastic, Inc.
                           245 Park Avenue, 39th Floor
                           New York, NY  10167
                           FACSIMILE 212 986-0272

         (ii)     If to Executive to:

                           Paul Hokfelt
                           [Address]

         Section 3.5. Binding Effect. Except as provided herein, the provisions of this Agreement shall not give Executive any rights to continue to be employed or otherwise retained by NGP or any Affiliated Corporation. Except as so provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the respective successors and assigns of NGP and the beneficiaries, personal representatives and heirs of Executive. NGP may assign this Agreement to any subsidiary or Affiliate of NGP so long as the Executive's duties and principal business location shall not differ substantially from those set forth in this Agreement.

         Section 3.6. Controlling Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware.


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         Section 3.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original without the production of the others, but all of which together shall constitute one and the same instrument.

         Section 3.8. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be varied, modified or amended except by a writing signed by the parties to be charged. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements of the other except those herein expressed.

         Section 3.9. Heading. The division of this Agreement into sections and paragraphs and the titles assigned thereto is only a matter of convenience for reference and shall not define or limit any of the terms or provisions thereof.

         IN WITNESS WHEREOF, the individual party has hereunto set his hand and the corporate party has caused these presents to be executed by a proper officer thereunto duly authorized all as of the day and year first above written.


                                     New Generation Plastic, Inc.




                                     By: /s/ Jacques Mot
                                         ---------------------------------------
                                         Jacques Mot
                                         (Chairman)


                                         /s/ Paul Hokfelt
                                         ---------------------------------------
                                         Paul Hokfelt


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